Toni Perazzo
Chief Financial Officer
 (650) 340-1888                                                                                                                  FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2010 RESULTS

(BURLINGAME, CA), August 12, 2010 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the second quarter ended June 30, 2010.

For the second quarter ended June 30, 2010, the Company reported total revenues of $9.1 million compared with total revenues of $8.2 million for the same period a year ago.  For the six months ended June 30, 2010, the Company reported total revenues of $17.9 million compared with revenues of $16.3 million for the same period in 2009.

The Company reported net income of $528,000, or $0.33 per diluted share, for the second quarter of 2010, compared to net income of $1,368,000, or $0.89 per diluted share, for the second quarter of 2009 and net income of $2,423,000, or $1.53 per diluted share, for the first six months of 2010, compared to net income of $2,606,000, or $1.69 per diluted share, for the first six months of 2009.

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Operating lease revenue was lower for the quarter and the six-month period ended June 30, 2010 compared to the same periods in 2009 by approximately $0.7 million and $0.4 million, respectively.  This was due primarily to a greater number of aircraft that were off lease for all or part of the 2010 periods and certain assets that were re-leased at lower rates than were collected in the 2009 periods. In the 2010 periods, the Company also recorded a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivable.

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Maintenance reserves revenue increased by approximately $1.7 million and $1.6 million in the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009.  Although the Company recorded less maintenance reserves revenue because of lower average usage by some lessees in the 2010 periods, the effect of this decrease was more than offset by maintenance reserves revenue related to maintenance reserves retained by the Company in connection with two aircraft returned in early 2010.  The funds are being used for maintenance required by the lease return conditions.  The Company also recorded a reduction in maintenance reserves revenue in the 2010 periods due to uncertainty about the collectibility of the related receivables.

Total expenses increased by approximately $2.1 million and $1.9 million in the quarter and six months ended June 30, 2010, respectively, as compared to the same periods in 2009.

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Maintenance expense increased by approximately $2.0 million and $2.3 million in the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009, due to higher expenses related to both the Company’s maintenance of off-lease aircraft and maintenance performed by lessees using non-refundable reserves.   The 2010 periods included maintenance performed on two aircraft returned in early 2010, for which the Company retained reserves that are being used for maintenance required by the lease return conditions.  Such amounts are recorded as both maintenance reserves revenue and maintenance expense at the time maintenance is performed and, as a result, have no affect on the Company's net income.

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Interest expense decreased by approximately $0.2 million and $0.6 million in the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009, primarily because of a lower average balance on the Company’s subordinated debt and a decrease in interest expense as a result of the Company’s interest rate swap which expired in December 2009.  The effect of these decreases was partially offset by increases in the rate, margin and fee amortization applicable to the Company’s new $90 million senior debt credit facility, which replaced the Company’s previous credit facility during the second quarter of 2010.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenues and other income:

Operating lease revenue	$5,747	$6,441	$12,468	$12,910
Maintenance reserves revenue	3,225	1,542	4,703	3,111
Other income	78	258	725	264

	9,050	8,241	17,896	16,285
Expenses:

Maintenance costs	3,690	1,710	5,502	3,215
Depreciation	1,822	1,908	3,658	3,816
Interest	1,140	1,381	2,197	2,791
Management fees	917	913	1,850	1,840
Professional fees and other	678	252	994	659

	8,247	6,164	14,201	12,321

Income before income tax provision	803	2,077	3,695	3,964

Income tax provision	275	709	1,272	1,358

Net income	$528	$1,368	$2,423	$2,606

Earnings per share:
Basic	$0.34	$0.89	$1.57	$1.69
Diluted	$0.33	$0.89	$1.53	$1.69

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,590,814	1,543,257	1,586,697	1,543,257

Summary Balance Sheet:	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$129,779	$132,179	$127,874
Total liabilities	$86,863	$91,687	$90,433
Shareholders’ equity	$42,916	$40,492	$37,441

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